Exhibit 99.1

PHILLIPS-VAN HEUSEN CORPORATION

200 MADISON AVENUE

NEW YORK, N.Y. 10016

FOR IMMEDIATE RELEASE:

April 28, 2006

Contact:

Michael Shaffer

Executive Vice President/Chief Financial Officer

(212) 381-3523

www.pvh.com

Phillips-Van Heusen Corporation Announces Secondary Offering of Common Stock by Apax Affiliates

New York, New York - Phillips-Van Heusen Corporation (NYSE: PVH) today announced it has filed a prospectus supplement relating to the public offering by holders of its Series B Convertible Preferred Stock of 10,057,495 shares of common stock (plus an additional 1,508,624 shares of common stock pursuant to an option granted to the underwriters) issuable upon the conversion of shares of the Company's Series B Convertible Preferred Stock. The Series B Convertible Preferred Stock was issued to affiliates of Apax Europe V GP Co. Limited and Apax Partners Europe Managers Limited in connection with the Company's acquisition of Calvin Klein in February 2003.

The Company will not receive any proceeds from this offering. In connection with this offering, the Apax affiliates have agreed to convert all of the remaining shares of Series B Convertible Preferred Stock outstanding into common stock.  Any of the additional shares not purchased by the underwriters pursuant to the option granted to them will be held by the Apax affiliates immediately following the offering.  In connection with the voluntary conversion of Series B Convertible Preferred Stock by the Apax affiliates, the Company has agreed to make a payment to the Apax affiliates in the amount of $0.88 for each share of common stock received by the Apax affiliates, or an aggregate of approximately $10.2 million. This payment is based upon the net present value of the dividends that the Company would have been obligated to pay the Apax affiliates through the earliest date on which it is estimated that the Company would have the right to convert the Series B Convertible Preferred Stock, net of the present value of the dividends payable on the shares of common stock into which the Series B Convertible Preferred Stock is convertible over the same period. In addition, the Apax affiliates will receive on May 1, 2006 the regular first quarter dividend payable on the Company’s Series B Convertible Preferred Stock.  Under the registration rights agreement between the Company and the Apax affiliates, the Company is obligated to bear certain costs of this offering, which are currently estimated to be $1.2 million.

The underwriting group is being lead-managed by Lehman Brothers Inc.

Copies of the written prospectus are available from Lehman Brothers Inc., c/o ADP, Financial Services, Prospectus Fulfillment, 1155 Long Island Avenue, Edgewood, NY 11717, fax: (631) 254-7268, email: monica_castillo@adp.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of shares of common stock in any state in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities law of any such state. Any offering will be made only by means of a written prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Phillips-Van Heusen Corporation is one of the world's largest apparel companies. It owns and markets the Calvin Klein brand worldwide. It is the world's largest shirt company and markets a variety of goods under its own brands, Calvin Klein Collection, ck Calvin Klein, Calvin Klein, Van Heusen, IZOD, Arrow, Bass, G.H. Bass & Co., and Eagle, and its licensed brands Geoffrey Beene, BCBG Max Azria, BCBG Attitude, Chaps, Sean John, Donald J. Trump Signature Collection, Kenneth Cole New York, Kenneth Cole Reaction, unlisted, A Kenneth Cole Production, MICHAEL Michael Kors and, beginning later in 2006, JOE Joseph Abboud.